EXHIBIT 10.3
EXECUTION COPY

EQUITYHOLDERS AGREEMENT
by and among
EQUITY ONE, INC.,
CAPITAL SHOPPING CENTRES GROUP PLC
LIBERTY INTERNATIONAL HOLDINGS LIMITED,
GAZIT-GLOBE, LTD., MGN (USA) INC.,
GAZIT (1995), INC., MGN AMERICA, LLC, SILVER MAPLE (2001), INC.
and
FICUS, INC.
Dated as of May 23, 2010

EQUITYHOLDERS AGREEMENT
     This EQUITYHOLDERS AGREEMENT (this “Agreement”) is dated as of the 23rd day of May, 2010 and shall be effective as of the Closing (the “Effective Date”), by and among Equity One, Inc., a Maryland corporation (“Equity One”), Capital Shopping Centres Group PLC, a public limited company organized under the laws of England and Wales (“Parent”), Liberty International Holdings Limited, a private company limited by shares organized under the laws of England and Wales (“LIH”, and together with Parent and any other controlled Affiliates of Parent and controlled Affiliates of LIH, “Liberty Group”), Gazit-Globe, Ltd. (“Gazit Globe”), an Israeli corporation, MGN (USA) Inc., a Nevada corporation (“MGN”), Gazit (1995), Inc., a Nevada corporation (“1995”), MGN America, LLC, a Delaware limited liability company (“America”), Silver Maple, Inc., a Nevada corporation (“Silver Maple”), and Ficus, Inc., a Delaware corporation (“Ficus”, and together with Chaim Katzman, Gazit Globe, MGN, 1995, America, Silver Maple and any of their respective controlled Affiliates, the “Gazit Group”). The Gazit Group and LIH are sometimes collectively referred to herein as the “Equityholders” and each individually as an “Equityholder.” Certain capitalized terms used in this Agreement are defined in Section 1 of this Agreement.
RECITALS:
     WHEREAS, LIH, Capital Shopping Centers plc, a public limited company organized under the laws of England and Wales (“CSC”) and Equity One are parties to that certain Contribution Agreement, dated as of May 23, 2010 (the “Contribution Agreement”) pursuant to which LIH has agreed to contribute all of the outstanding shares of common stock of C&C (US) No. 1, Inc., a Delaware corporation (“CapCo”), and Equity One has agreed to contribute certain other assets, in each case to a limited liability company, to be formed as set forth in the Contribution Agreement (“EQY-CSC”), on such terms and in exchange for such consideration as set forth in the Contribution Agreement;
     WHEREAS, in consideration for LIH’s contribution of CapCo Common Stock to EQY-CSC, EQY-CSC will issue EQY-CSC Class A Shares to LIH that shall be redeemable for cash or shares of EQY Common Stock as set forth in the Operating Agreement;
     WHEREAS, concurrently with the Closing, pursuant to a certain Subscription Agreement, to be dated as of the Closing, between LIH and Equity One (the “Subscription Agreement”), LIH will receive shares of EQY Common Stock and one share of Class A Common Stock, in exchange for the delivery and assignment to Equity One of the CapCo Note;
     WHEREAS, as of the date hereof, the Gazit Group is the controlling stockholder of Equity One; and
     WHEREAS, to induce LIH, CSC and Equity One to enter into the Contribution Agreement and the Subscription Agreement, LIH, Parent and certain members of the Gazit Group are entering into this Agreement to govern certain agreements regarding certain rights and obligations with respect to their respective ownership of EQY Common Stock and other matters set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance on all representations, warranties and covenants made by each of the parties hereto, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used in this Agreement, in addition to the other terms defined herein, the following capitalized terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Alony-Hetz” means Alony Hetz Properties & Investments, Ltd., an Israeli corporation and its wholly owned subsidiaries.
     “Alony-Hetz Stockholders Agreement” means that certain stockholders agreement, dated as of October 4, 2000, among Equity One, affiliates of the Gazit Group and Alony-Hetz, as amended as of the date hereof.
     “Amended EQY Charter” means the Articles of Second Amendment and Restatement of Equity One substantially in the form of Exhibit A attached to this Agreement.
     “Articles Supplementary” means the Articles Supplementary for the Class A Common Stock.
     “Beneficially Own(s)” and “Beneficial Ownership” and similar formulations have the same meanings as used for purposes of Section 13(d) of the Exchange Act and, for the avoidance of doubt, with respect to any member of Liberty Group, Beneficial Ownership of EQY Common Stock shall include shares of EQY Common Stock issuable in redemption of EQY-CSC Class A Shares Beneficially Owned by any of them.
     “Board Change” means during any period following the date hereof, the occurrence of a majority of the members of the Board of Directors of Parent or the Board of Directors of LIH being comprised of officers and/or directors of any Competitor.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by law to be closed. A Business Day shall be deemed to end at 5:30 P.M. New York local time.
     “CapCo Class A Common Stock” means the shares of Class A common stock of CapCo, $1.00 par value per share.
     “CapCo Class B Common Stock” means the shares of Class B common stock of CapCo, $1.00 par value per share.
     “CapCo Common Stock” means collectively the shares of CapCo Class A Common Stock and CapCo Class B Common Stock.

     “CapCo Note” means that certain $67 million promissory note of CapCo, dated as of May 13, 2010 and attached as Exhibit A to the Subscription Agreement.
     “Change of Control” means with respect to any Person, the occurrence, directly or indirectly, of one or more of the following events: (A) the consummation of a transaction (whether by merger, consolidation, stock purchase, recapitalization, reorganization, redemption, exchange, issuance of capital stock or otherwise), whether in a single transaction or a series of related transactions, pursuant to which any other Person or “group” (as such term is used for purposes of Section 13(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of equity securities representing more than fifty percent (50%) of the voting power of all of the then outstanding equity securities of such first Person (except in the case of LIH if such acquiring Person is another Affiliate of Parent) or the surviving corporation in such transaction; or (B) the adoption of any plan of liquidation or dissolution of such Person.
     “Class A Common Stock” means the share of Class A Common Stock, par value $.01 per share, of Equity One.
     “Closing” means the closing of the transactions contemplated by the Contribution Agreement.
     “Commission” means the Securities and Exchange Commission and any successor thereto.
     “Competitor” means any Person that has a significant business in the direct or indirect ownership, operation or management of shopping center properties. For purposes of this definition “significant business” means a business from which more than 35% of a Person’s annual revenue for the last fiscal year preceding the applicable date of determination is derived and shall not include the Gazit Group.
     “Domestication Date” has the meaning set forth in the Operating Agreement.
     “Equity One Board” means the Board of Directors of Equity One as constituted from time to time.
     “EQY Bylaws” means the Amended and Restated Bylaws of Equity One, adopted as of February 20, 2004.
     “EQY Charter” means the charter of Equity One in effect on the date hereof.
     “EQY Common Stock” means shares of common stock of Equity One, $0.01 par value per share, but does not include the share of Class A Common Stock.
     “EQY-CSC Class A Share” means a Class A Share of EQY-CSC which has the rights, preferences and privileges designated in the Operating Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Fully Diluted Basis” means with respect to EQY Common Stock, as of any given date, the sum of (A) the number of shares of EQY Common Stock actually outstanding, (B) the number of shares of EQY Common Stock for which outstanding EQY-CSC Class A Shares are redeemable in accordance with the Operating Agreement and (C) the number of shares of EQY Common Stock which could be obtained through the exercise or conversion of all equity securities issued by Equity One that are by their terms convertible into, or exchangeable or exercisable for, EQY Common Stock on the day immediately preceding the given date other than options issued by Equity One as incentive compensation.
     “LIH Director” means the individual nominated by LIH to be elected or appointed to the Equity One Board from time to time in accordance with Article 2.
     “Market Close” means 4:00 P.M. New York local time.
     “Market Price” means, with respect to a share of EQY Common Stock on a particular date or at a particular time if the Market Price is being determined intra-day, the following: (i) if the shares of EQY Common Stock are listed or admitted to trading on any national securities exchange, the closing price on such day as reported by such national securities exchange, or if the Market Price is being determined intra-day, the last reported sale price at such time of determination, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the shares of EQY Common Stock are not listed or admitted to trading on any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by Equity One; (iii) if the shares of EQY Common Stock are not listed or admitted to trading on any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by Equity One, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; or (iv) if none of the conditions set forth in clauses (i), (ii), or (iii) is met then Market Price shall be determined in good faith by the Equity One Board and certified by resolution thereof.
     “Operating Agreement” means the Limited Liability Company Agreement of EQY-CSC, in the form attached as Exhibit D to the Contribution Agreement to be effective as of the Closing, as thereafter amended, restated, modified, supplemented or replaced.
     “Person” means an individual, corporation, partnership (whether general or limited), limited liability company, trust, estate, unincorporated organization, association, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “Qualified Lender” means a commercial bank or other commercial lending institution (including pension funds and insurance companies that act as lenders) unrelated to the Gazit Group.
     “Qualified ROFO Offering” means an offering pursuant to an effective registration statement in which EQY Shares are sold to an underwriter on a firm commitment basis for reoffering and resale to the public or an offering that is a “bought deal” with one or more investment banks.
     “Termination Date” means the tenth (10th) anniversary of the Effective Date or such earlier date that this Agreement is terminated pursuant to Section 8.1 hereof.

     “Transaction Documents” has the meaning set forth in the Contribution Agreement.
     1.2 List of Other Defined Terms. The following capitalized terms are defined in the Sections below:

“Additional Shares”	Section 2.8
“Agreement”	Introductory Paragraph
“America”	Introductory Paragraph
“CapCo”	Recitals
“Contribution Agreement”	Recitals
“Control Block”	Section 8.4(a)
“CSC”	Recitals
“Cure Period”	Section 2.2
“Director Nominee”	Section 2.6
“DRS Purchase Price”	Section 3.1
“DRS Sale Offer”	Section 3.1
“Effective Date”	Introductory Paragraph
“Equity One”	Introductory Paragraph
“Equity One DRS ROFO”	Section 3.1
“Equity One Offer Period”	Section 3.2(a)
“Equityholder” or “Equityholders”	Introductory Paragraph
“EQY-CSC”	Recitals
“EQY Shares”	Section 3.4(a)
“Excluded Shares”	Section 3.5
“Ficus”	Introductory Paragraph
“First Notice”	Section 3.4(e)(i)
“First Offered EQY Shares”	Section 3.4(a)
“First Offered DR Shares”	Section 3.1
“Foreclosure Notice”	Section 8.4(d)
“Gazit Globe”	Introductory Paragraph
“Gazit Group”	Introductory Paragraph
“Gazit Offer”	Section 5.1
“Gazit Offer Period”	Section 3.2(b)
“Gazit DRS ROFO”	Section 3.2(b)
“Gazit ROFOs”	Section 3.4(b)
“Gazit Share ROFO”	Section 3.4(b)
“Gazit Sale”	Section 5.1
“Gazit Voting Obligation”	Section 2.7
“Liberty Group”	Introductory Paragraph
“LIH”	Introductory Paragraph
“LIH Tag Rights”	Section 5.1
“LIH Voting Obligation”	Section 2.6
“Minimum Price”	Section 3.4(e)
“MGN”	Introductory Paragraph
“Notice of Availability”	Section 3.2(b)
“Offer Period”	Section 5.1
“Ownership Cap”	Section 2.8
“Parent”	Introductory Paragraph

“Parent Section 16 Person”	Section 2.1
“Pledged Shares”	Section 5.2
“Proposed Competitor Transfer”	Section 4.1
“Proposed Competitor Transferee”	Section 4.2
“Proposed Gazit Transferee”	Section 5.1
“Qualified ROFO Election Period”	Section 3.4(f)(iv)
“QRO Minimum Price”	Section 3.4(f)(v)
“Right of First Refusal”	Section 4.1
“ROFO Discount”	Section 3.4(f)(iii)
“Second Notice”	Section 3.4(f)(iii)
“Shares First Offer Election”	Section 3.4(b)
“Shares Offer Period”	Section 3.4(b)
“Share Price”	Section 3.4(a)
“Shares Sale Offer Notice”	Section 3.4(a)
“Silver Maple”	Introductory Paragraph
“Subject Shares”	Section 5.1
“Subscription Agreement”	Recitals
“Transfer Election”	Section 4.3
“Transfer Election Period”	Section 4.3
“Transfer Notice”	Section 4.2
“Transfer Shares”	Section 4.2
“Transfer Share Price”	Section 4.2
“1995”	Introductory Paragraph
“2011 Annual Meeting”	Section 2.1
ARTICLE 2
EQUITY ONE BOARD OF DIRECTORS
     2.1 Initial Equity One Board Representation. Immediately following the Effective Date and subject to the terms and conditions of this Agreement, Equity One will cause the Equity One Board to be increased by one member and Equity One shall cause the Equity One Board to appoint the Chief Executive Officer of Parent to the Equity One Board, who shall serve until the 2011 annual meeting of stockholders of Equity One (the “2011 Annual Meeting”) in accordance with the organizational documents of Equity One. Subject to the procedures set forth in Section 2.3, LIH shall have the right to designate another individual reasonably acceptable to the Equity One Board (provided that the Chief Executive Officer, the Chief Financial Officer and any other officer of Parent that would be subject to Section 16 of the Exchange Act if Parent were subject to registration under the Exchange Act (a “Parent Section 16 Person”) shall be deemed acceptable for purposes of this Section 2.1) if for any reason the Chief Executive Officer of Parent shall not be willing or able to be appointed as the LIH Director as of the Effective Date, and Equity One shall cause the Equity One Board to appoint such individual to the Equity One Board. Subsequent nominations of the LIH Director for reelection to the Equity One Board beginning at the 2011 Annual Meeting shall be governed by the procedures set forth in Section 2.3.
     2.2 Subsequent Nominations. Subject to Section 2.4, for so long as (i) prior to the Domestication Date Liberty Group Beneficially Owns, in the aggregate, a number of shares of EQY

Common Stock equal to 50% of the total number of shares of EQY Common Stock Beneficially Owned by LIH as of the Closing (as such amount may be adjusted after the date of Closing for splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions involving EQY Common Stock) (such number of shares to be agreed by the parties as of the Closing and set forth on Schedule I to be attached to this Agreement) and (ii) on or after the Domestication Date Liberty Group Beneficially Owns, in the aggregate, 3% or more of the total outstanding EQY Common Stock (calculated on a Fully Diluted Basis) and until the Termination Date, LIH shall have the right to nominate one candidate for election to the Equity One Board at every annual meeting of the stockholders of Equity One in which directors are generally elected, including without limitation, any adjournment or postponement thereof, and on any action by written consent of the stockholders of Equity One relating to the election of directors generally. For the avoidance of doubt, each threshold in subsection (i) and (ii) is a “low water mark,” such that at such time as any threshold described in (i) or (ii) is not met, resulting in a termination of any of the various rights and obligations of the parties set forth in this Section 2.2, the later acquisition of additional shares of EQY Common Stock by any member of Liberty Group (whether through open market purchases or otherwise) will not reinstate such rights or obligations. Notwithstanding the foregoing, in the event that the threshold set forth in subsection (ii) is either unintentionally not satisfied by Liberty Group or not satisfied by Liberty Group as a result of Equity One satisfying a redemption of EQY-CSC Class A Shares in cash pursuant to the Operating Agreement, then Liberty Group shall have the right for a period of ninety (90) days after LIH has actual knowledge of the occurrence of such event (the “Cure Period”), to buy additional shares of EQY Common Stock in order to satisfy the ownership requirement set forth in subsection (ii) and shall promptly notify Equity One when such ownership requirement has again been met; provided that Liberty Group shall only have the right to cure an unintentional failure one time. For purposes of this Section 2.2 and Section 2.4, LIH shall be deemed to have actual knowledge of any such occurrence or non-satisfaction if at the time of the filing of each quarterly or annual report by Equity One with the Commission, based on the number of shares outstanding in such report, Liberty Group does not satisfy such ownership requirement. Notwithstanding the foregoing, the Cure Period will be extended by that number of days, if any, that Liberty Group is not permitted to buy additional shares of EQY Common Stock due to the application of securities laws or Equity One’s insider trading policies.
     2.3 Procedures. The following procedures shall be followed with respect to the nomination of the LIH Director beginning with the 2011 Annual Meeting.
          (a) For purposes of whether LIH has a right to nominate an LIH Director pursuant to Section 2.2, Liberty Group’s Beneficial Ownership of shares of EQY Common Stock will be measured as of the record date for such annual meeting or written consent.
          (b) No later than January 10 of each year beginning in 2011, LIH shall provide the Equity One Board with LIH’s proposed nominee for LIH Director, along with any other information reasonably requested by the Equity One Board to evaluate the suitability of such candidate for directorship. With respect to any LIH proposed nominee, LIH shall use its best efforts to ensure that any such nominee satisfies all stated criteria and guidelines that are applicable for all director nominees of Equity One.
          (c) Within twenty (20) days of receiving the LIH proposed nominee for LIH Director in accordance with Section 2.3(b), the Equity One Board or any authorized committee thereof shall make a good faith and reasonable determination as to the suitability of LIH’s proposed nominee for LIH Director and shall notify LIH of its determination in writing.
          (d) If the Equity One Board or any authorized committee thereof approves of LIH’s proposed nominee for LIH Director, the Equity One Board shall nominate such LIH nominee and recommend that the stockholders vote to elect such director at the next annual meeting of stockholders at which directors will be generally elected.
          (e) If the Equity One Board or any authorized committee thereof raises a reasonable objection to LIH’s proposed nominee for LIH Director, then LIH and the Equity One Board shall use their best efforts to agree on the nominee for LIH Director, and if LIH and the Equity One Board cannot agree on the nominee on or before the tenth (10th) day prior to the proposed filing of Equity One’s annual proxy statement, then such proposed nominee for LIH Director shall not be nominated by Equity One at such annual meeting.
          (f) If the LIH proposed nominee is not nominated (as described in Section 2.3(e)) or if nominated, refuses or is unable to stand for election, then as soon as practicable after the annual meeting, LIH and the Equity One Board shall use their best efforts to agree on the nominee for LIH Director, which nominee shall be appointed as director by the Equity One Board promptly after such agreement is reached.
          (g) The nomination, appointment or election of any LIH nominee to the Equity One Board, and the inclusion of such LIH nominee in Equity One’s proxy materials, will be subject to such candidate delivering to the Equity One Board at the time of nomination or appointment an irrevocable resignation letter in the form of Exhibit A to this Agreement offering to resign effective as of the date that (i) Liberty Group no longer satisfies the ownership requirements set forth in Section 2.2 (subject to Liberty Group’s ability to cure a failure in the manner provided in Section 2.2), (ii) LIH’s board representation rights are canceled pursuant to Section 2.10 or (iii) upon the failure of such LIH Director to qualify as a Parent Section 16 Person.
          (h) Notwithstanding anything to the contrary in this Agreement, Equity One agrees that any Parent Section 16 Person shall be deemed qualified to serve as a LIH Director for all purposes of this Section 2.3; provided, however in no event shall a Parent Section 16 Person be deemed qualified if such individual is an employee, officer or director of any Competitor. Notwithstanding the foregoing, even if the LIH nominee is a Parent Section 16 Person, notice of such proposed LIH nominee shall be given by LIH in accordance with Section 2.3(b).
     2.4 Termination. Notwithstanding anything to the contrary in this Agreement and without any further action by Equity One, LIH’s right to nominate an individual to the Equity One Board shall automatically terminate, and be of no further force and effect if (i) Liberty Group no longer satisfies the ownership requirements set forth in Section 2.2 (subject to Liberty Group’s ability to cure a failure in the manner provided in Section 2.2) or (ii) LIH’s board representation rights are terminated pursuant to Section 2.10 or Section 8.4. LIH shall promptly, but in any case within five (5) Business Days, provide notice to Equity One with a copy to the Gazit Group if LIH has actual knowledge that Liberty Group has ceased to meet the ownership requirements of Section 2.2. For the avoidance of doubt, the termination of LIH’s rights pursuant to clause (i) above shall not be effective until the end of the applicable Cure Period.

     2.5 Protections and Obligations.
          (a) The LIH Director, upon appointment or election to the Equity One Board, will be entitled to the same benefits and protections, and subject to the same obligations, as applicable to all other directors of Equity One, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers (including with respect to any period following his or her service on the Equity One Board but only to the same extent as obligations, if any, owed to all other directors of Equity One with respect to such period), confidentiality, conflicts of interests, standards of conduct, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other governance matters. Without limiting the generality of the foregoing, the provisions of the EQY Charter and EQY Bylaws related to liability limitation, indemnity and advancement of expenses shall apply to the LIH Director to the same extent as applied to any other member of the Equity One Board. Equity One agrees that it shall offer to enter into an indemnification agreement with the LIH Director substantially similar to the indemnification agreements then in effect with Equity One’s directors when the LIH Director becomes a member of the Equity One Board.
          (b) Notwithstanding anything to the contrary herein, any Person who is from time to time a LIH Director on the Equity One Board is intended to be a third party beneficiary pursuant to the last two sentences of Section 2.5(a) and the obligations of Equity One pursuant to such sentences shall be enforceable by each such person. This Section 2.5(b) shall survive any termination of this Agreement.
     2.6 LIH Voting Obligation. LIH agrees, and will cause each member of Liberty Group, at any meeting of stockholders of Equity One, or with respect to any action of such stockholders by written consent, to cause all shares of EQY Common Stock and Class A Common Stock Beneficially Owned by any member of Liberty Group or over which it has the power to direct the vote, to be voted in favor of the election of each individual nominated to the Equity One Board to serve as a director of Equity One (the “LIH Voting Obligation”) who is supported by the Gazit Group (each, a “Director Nominee”). The support or non support by the Gazit Group of a Director Nominee will be evidenced by written notice sent to LIH by Gazit Globe with a copy to Equity One. Gazit Globe agrees to send such notice indicating its support or non support of each Director Nominee at least ten (10) days prior to such meeting of the stockholders of Equity One, or to such action by written consent, at which an election of directors is held. Except for LIH’s obligation to vote for a Director Nominee in accordance with the LIH Voting Obligation hereunder and subject to Section 2.8, LIH may vote shares of EQY Common Stock and Class A Common Stock Beneficially Owned by Liberty Group at any meeting of the stockholders of Equity One (or with respect to any action of such stockholders by written consent) in any manner it deems appropriate, in its sole and absolute discretion.
     2.7 Gazit Voting Obligation. Each member of the Gazit Group executing this Agreement agrees, and will cause Chaim Katzman and each of their respective controlled Affiliates (other than Affiliates that have executed this Agreement), at any meeting of the stockholders of Equity One, or with respect to any action by written consent of such stockholders, to cause all EQY Common Stock Beneficially Owned by the Gazit Group or over which it has the power to direct the vote, to be voted in favor of the election of the LIH nominee to the Equity One Board approved by the Equity One Board in accordance with Section 2.3 for so long as LIH has the right to nominate a director to the Equity One Board pursuant to this Article 2; provided, however, that each member of the Gazit Group will only be required to vote in favor of such approved LIH nominee if such LIH nominee is qualified, in the Gazit Group’s reasonable judgment, to serve as a director of Equity One (the “Gazit Voting Obligation”). The Gazit Group agrees that in the event that a Parent Section 16 Person is approved by the Equity One Board as the LIH nominee pursuant to Section 2.3, then such LIH nominee will be deemed qualified by the Gazit Group for purposes of this Section 2.7.
     2.8 Standstill Provisions. Commencing on the date hereof and until the Termination Date, unless otherwise agreed in writing by the Equity One Board and Gazit Globe, LIH will, and will cause each member of Liberty Group to: (i) with respect to Equity One or EQY Common Stock, not make, engage, vote in favor of or in any way participate in or influence, directly or indirectly, a hostile takeover or other similar action or any “solicitation,” (as such term is used in the proxy rules of the Commission) by way of tender offer, exchange offer, merger or other business combination, proxies, consents (whether or not relating to the election or removal of directors), voting agreements, change of management or otherwise, except in connection with any of the foregoing that is recommended or not opposed by the Equity One Board and that is not initiated by Liberty Group, provided, however, that the presence of the director designated by LIH on the Equity One Board will not violate this Section 2.8, and notwithstanding this Section 2.8, such board member may vote and take such other actions as he or she determines is appropriate in accordance with the exercise of his or her duties as a director and provided further that any member of Liberty Group may abstain from voting on any matter described in this Section 2.8 and, subject to Section 3.4, may tender shares of EQY Common Stock Beneficially Owned by such member in connection with any tender offer or exchange offer without violation of this Section 2.8, (ii) except as provided for in this Agreement, not seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Equity One Board, (iii) not initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the Commission) stockholders of Equity One for the approval of stockholder proposals made to Equity One whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, or cause or encourage or attempt to cause or encourage any other person to initiate any such stockholder proposal, regardless of its purpose, and (iv) not purchase or cause to be purchased or otherwise acquire or agree to acquire, or become or agree to become the Beneficial Owner of, any other securities issued by Equity One, or any securities convertible into or exchangeable for EQY Common Stock (other than EQY-CSC Class A Shares) or any other equity securities of Equity One, if in any such case immediately after the taking of such action Liberty Group would, in the aggregate, Beneficially Own in excess of the greater of (A) a number of shares of voting stock of Equity One equal to 19.9% of the shares of Equity One that are outstanding as of the Closing (as such amount may be adjusted after the date of Closing for splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (such number of shares to be agreed by the parties as of the Closing and set forth on Schedule I to be attached to this Agreement) or (B) 15% of the EQY Common Stock outstanding on a Fully Diluted Basis from time to time (the “Ownership Cap”), which Ownership Cap will automatically be reduced from time to time, if Liberty Group sells any EQY Common Stock, to a new Ownership Cap that is equal to Liberty Group’s then Beneficial Ownership percentage, in the aggregate, of the shares of EQY Common Stock then outstanding on a Fully Diluted Basis; provided, however that in all events Liberty Group may Beneficially Own or acquire up to 9.9% of the shares of EQY Common Stock then outstanding on a Fully Diluted Basis and Liberty Group may acquire shares in order to satisfy the ownership requirements set forth in Section 2.2(ii) during any Cure Period; provided, however in all events any acquisition of EQY Common Stock by Liberty Group in addition to those shares of EQY Common

Stock acquired pursuant to the Subscription Agreement or issuable upon the redemption of EQY-CSC Class A Shares acquired by LIH at Closing (the “Additional Shares”) may only be acquired, directly or indirectly, through a U.S. controlled entity.
     2.9 LIH Director Vacancy. Subject to the procedures set forth in Section 2.3, LIH shall have the right to designate a replacement LIH Director reasonably acceptable to the Equity One Board (provided that any Parent Section 16 Person shall be deemed acceptable for purposes of this Section 2.9) for any LIH Director appointed or elected to the Equity One Board in accordance with this Article 2 upon such LIH Director’s death, incapacity, retirement, disqualification, removal from office, or resignation (other than a resignation pursuant to Section 2.3(g) hereof) and Equity One shall cause the Equity One Board to appoint such designee to the Equity One Board.
     2.10 No Transfer of Equity One Board Representation Rights. The rights of LIH set forth in this Article 2 are personal to LIH and may not be transferred or assigned (whether by operation of law or otherwise, including, without limitation, in connection with or by way of, (i) a Change of Control of Parent and/or LIH or (ii) a Board Change). In addition, for purposes of this Section 2.10, an attempted assignment shall be deemed to have occurred upon the entry by LIH or Parent, or by any Person entitled to or able to directly or indirectly control LIH or Parent, into any agreement (other than this Agreement or the irrevocable proxy described in Section 2.11) obligating LIH or Parent to vote the shares of EQY Common Stock and the Class A Common Stock, which are subject to the LIH Voting Obligation, in any particular manner or giving any Person (other than Equity One, a member of Liberty Group or a member of the Gazit Group) the power to vote or direct the voting of such shares. Upon any such attempted transfer or assignment, all rights of LIH and all obligations of Equity One and the Gazit Group, as the case may be, under this Article 2 shall immediately terminate.
     2.11 Irrevocable Proxy. As promptly as practicable after the date of this Agreement (but in any event within two (2) Business Days hereafter), Equity One, LIH and the Gazit Group members that are a party to this Agreement will exchange executed signature pages to the proxy attached hereto as Exhibit C with respect solely to the Gazit Voting Obligation, Gazit Group’s obligation pursuant to Section 6.2 and the LIH Voting Obligation as applicable. The irrevocable proxy of each party shall automatically terminate on the date the Gazit Voting Obligation and LIH Voting Obligation terminate pursuant to Section 7.1.
ARTICLE 3
RIGHT OF FIRST OFFER
     3.1 First Offer. Subject to the terms and conditions of this Agreement, if at any time one or more members of Liberty Group desires to sell all or any part of its EQY-CSC Class A Shares, such member or members of Liberty Group shall first deliver a written offer (the “DRS Sale Offer”) to sell any such EQY-CSC Class A Shares (the “First Offered DR Shares”) to Equity One (the “Equity One DRS ROFO”). For the avoidance of doubt, LIH may only submit a DRS Sale Offer if it has a good faith intention to sell such EQY-CSC Class A Shares to a third party in an arm’s length transaction. Notwithstanding the foregoing, LIH shall not be obligated to sell all or any part of the First Offered DR Shares to a third party other than to Equity One or the Gazit Group, as the case may be, in accordance with this Article 3 and Article 4. At the same time the DRS Sale Offer is delivered to Equity One, such member or members of Liberty Group shall submit such DRS Sale

Offer to the Gazit Group, which DRS Sale Offer shall provide that if Equity One does not make an election to purchase the First Offered DR Shares then the Gazit Group shall have the right to purchase such First Offered DR Shares in accordance with the terms herein. The DRS Sale Offer shall disclose in reasonable detail the amount of First Offered DR Shares proposed to be sold, the price per First Offered DR Share (the “DRS Purchase Price”) and any other material terms and conditions relating to the proposed sale.
     3.2 Election.
          (a) If Equity One desires to purchase all, or a portion of, of the First Offered DR Shares, Equity One shall communicate in writing its election to purchase the First Offered DR Shares to LIH within fourteen (14) Business Days of the date the DRS Sale Offer was made (the “Equity One Offer Period”). Such communication shall, when taken in conjunction with the DRS Sale Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such First Offered DR Shares to Equity One on the terms and conditions contained in the DRS Sale Offer. The failure of Equity One to provide written notice of acceptance within the Equity One Offer Period shall be deemed a rejection by Equity One of the DRS Sale Offer.
          (b) Election by the Gazit Group. If Equity One does not communicate in writing its election to purchase all of the First Offered DR Shares within the Equity One Offer Period, LIH shall provide the Gazit Group with written notice to that effect within five (5) Business Days after the expiration of the Equity One Offer Period (the “Notice of Availability”) and the Gazit Group shall have the right to purchase all or a portion of such First Offered DR Shares not purchased by Equity One (the “Gazit DRS ROFO”). If the Gazit Group desires to purchase all or a portion of the First Offered DR Shares not purchased by Equity One, the Gazit Group shall communicate in writing its election to purchase to LIH, which communication shall be given to LIH within fourteen (14) Business Days of the date of delivery to the Gazit Group of the Notice of Availability (the “Gazit Offer Period”). Such communication shall, when taken in conjunction with the DRS Sale Offer and the Notice of Availability, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such First Offered DR Shares on the terms and conditions contained in the DRS Sale Offer. The failure of the Gazit Group to provide written notice of acceptance within the Gazit Offer Period shall be deemed a rejection by the Gazit Group of the DRS Sale Offer.
          (c) Sales of the First Offered DR Shares to be sold to Equity One or the Gazit Group, as the case may be, pursuant to this Section 3.2 shall be made at the offices of Equity One as soon as reasonably practicable following the date the DRS Sale Offer was made but in any event within ten (10) Business Days after the end of the Equity One Offer Period, in the case of a sale to Equity One, or within ten (10) Business Days after the end of the Gazit Offer Period, in the case of a sale to Gazit Group, or such other place and date mutually agreed upon by the parties to the sale. Such sales shall be effected by such member or members of Liberty Group’s delivery to Equity One or the Gazit Group, as the case may be, of a certificate or certificates or other instrument evidencing the First Offered DR Shares to be purchased, free of encumbrances, duly endorsed for transfer to Equity One or the Gazit Group, as the case may be, against payment in cash to such member or members of Liberty Group of the DRS Purchase Price times the number of First Offered DR Shares purchased by Equity One or the Gazit Group, as the case may be.

     3.3 No Election. If all of the First Offered DR Shares are not purchased by Equity One or the Gazit Group pursuant to Sections 3.1 and 3.2, the First Offered DR Shares not so purchased may be sold by such member or members of Liberty Group to another proposed transferee at any time within 120 days after the end of the Gazit Offer Period, provided, that the purchase price payable by the proposed transferee for such First Offered DR Shares shall equal at least ninety five (95%) of the DRS Purchase Price, subject to Equity One’s Right of First Refusal pursuant to the provisions of Article 4. Any First Offered DR Shares not sold within such 120-day period shall continue to be subject to the requirements of the Equity One DRS ROFO and the Gazit DRS ROFO set forth in this Article 3 and the Right of First Refusal set forth in Article 4.
     3.4 Exclusive Gazit Shares Right of First Offer.
          (a) Shares Sale Offer Notice. Subject to the terms and conditions of this Agreement, including without limitation Sections 3.4(f), 3.5 and 7.2 hereof, if at any time LIH desires to sell all or any part of (i) any shares of EQY Common Stock received in redemption for EQY-CSC Class A Shares, (ii) any shares of Equity One Common Stock received pursuant to the Subscription Agreement or (iii) the share of Class A Common Stock ((i), (ii) and (iii) collectively, the “EQY Shares”), LIH shall first deliver a written offer to the Gazit Group (a “Shares Sale Offer Notice”); provided that this Section 3.4 shall not apply to Excluded Shares. The Shares Sale Offer Notice shall disclose in reasonable detail the amount of EQY Shares proposed to be sold (the “First Offered EQY Shares”), the price per EQY Share (the “Share Price”) and any other material terms and conditions relating to the proposed sale. For the avoidance of doubt, LIH may not submit a Shares Sale Offer Notice unless it has a good faith intention of selling such First Offered EQY Shares to a third party in an arm’s length transaction. Notwithstanding the foregoing, LIH shall not be obligated to sell all or any part of the First Offered EQY Shares to a third party other than to the Gazit Group in accordance with this Article 3 if it delivers a Shares First Offer Election.
          (b) Shares Election. At any time during the applicable period described in Section 3.4(c) following the date the Shares Sale Offer Notice is received by the Gazit Group (the “Shares Offer Period”), the Gazit Group may make an election (the “Gazit Share ROFO” and together with the Gazit DRS ROFO, the “Gazit ROFOs”) to purchase all or a portion of the First Offered EQY Shares by delivering a written notice of its election to purchase the First Offered EQY Shares to LIH (the “Shares First Offer Election”). Such communication shall, when taken in conjunction with the Shares Sale Offer Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such First Offered EQY Shares on the terms and conditions contained in the Shares Sale Offer Notice.
          (c) Shares Offer Period. The period of time in which the Gazit Group must communicate in writing its election to purchase all or a portion of the First Offered EQY Shares shall be as follows:
               (i) If the First Offered EQY Shares have an aggregate value of $30 million or less based on the Market Price as of the day before the Shares Sale Offer Notice is delivered (or if delivered after Market Close, as of the day of such delivery) to the Gazit Group, five (5) Business Days after receipt by the Gazit Group of the Shares Sale Offer Notice; and
               (ii) If the First Offered EQY Shares have an aggregate value of greater than $30 million based on the Market Price as of the day before the Shares Sale Offer Notice is delivered (or if delivered after Market Close, as of the day of such delivery) to the Gazit Group, ten (10) Business Days after receipt by the Gazit Group of the Shares Sale Offer Notice.
          (d) Shares Procedure. In the event the Gazit Group elects to purchase all or a portion of the First Offered EQY Shares, sales of such First Offered EQY Shares to be sold to the Gazit Group pursuant to this Section 3.4 shall be made at the offices of Equity One as soon as reasonably practicable after delivery of the Shares First Offer Election to Liberty Group but in any event within ten (10) Business Days thereafter or such other place or date mutually agreed upon by LIH and the Gazit Group. Such sales shall be effected by LIH’s delivery to the Gazit Group of a certificate or certificates or other instrument evidencing the First Offered EQY Shares to be purchased, free of encumbrances, duly endorsed for transfer to the Gazit Group against payment in cash to LIH of the Share Price times the number of First Offered EQY Shares by the Gazit Group.
          (e) No Shares Election. Subject to provisions of Section 3.4(f), if the Gazit Group fails to make a Shares First Offer Election during the applicable Shares Offer Period, then the First Offered EQY Shares may be sold by LIH at any time within 120 days after the termination of the applicable Shares Offer Period to any other Person; provided, that the purchase price for the First Offered EQY Shares shall equal at least ninety five percent (95%) of the Share Price (the “Minimum Price”). Any First Offered EQY Shares not sold (x) within such 120-day period or (y) for a price equal to or greater than the Minimum Price shall continue to be subject to the Gazit Share ROFO.
          (f) Qualified ROFO Offering. If Liberty Group desires to sell the First Offered EQY Shares in a Qualified ROFO Offering, all of the following procedures shall apply to the Gazit Share ROFO:
               (i) The Minimum Price limitation shall not be applicable;
               (ii) LIH shall indicate in the Shares Sale Offer Notice (the “First Notice”) that it is electing on behalf of Liberty Group to engage in a Qualified ROFO Offering;
               (iii) No earlier than ten (10) Business Days after delivering the First Notice, LIH shall deliver to the Gazit Group a notice (the “Second Notice”) setting forth the ROFO Discount that the underwriters have agreed to apply in such Qualified ROFO Offering. The “ROFO Discount” shall be comprised of an amount equal to (x) the underwriting commission plus (y) the assumed discount to the Market Price at the time the underwriter will price the Qualified ROFO Offering;
               (iv) The Share Price payable by the Gazit Group shall be no greater than an amount equal to (x) the Market Price as of the day before the Second Notice is delivered (or if delivered after Market Close, as of the day of such delivery) to the Gazit Group less (y) the ROFO Discount;
               (v) If the Gazit Group does not exercise all or a portion of the Gazit Share ROFO, the offering price in connection with the Qualified ROFO Offering for the First Offered EQY Shares not purchased by the Gazit Group shall be an amount equal to (x) an amount that is not less than the Market Price at the time the underwriter prices the Qualified ROFO Offering less (y) an amount that is not in excess of the ROFO Discount (the “QRO Minimum Price”);

               (vi) Notwithstanding the provisions of Section 3.4(c), the period of time in which the Gazit Group must communicate in writing its election to purchase all or a portion of the First Offered EQY Shares subject to a Qualified ROFO Offering shall be by the end of the Business Day following the Business Day on which the Gazit Group receives the Second Notice (the “Qualified ROFO Offering Election Period”); provided, however, that if the Gazit Group receives the Second Notice after 12:00 PM, New York local time, the Second Notice shall be deemed to be received on the next Business Day. For example, if the Second Notice is received at 11:00 AM on Monday, the Gazit Group must respond by 5:30 PM on Tuesday. If the Second Notice is received at 1:00 PM on Monday, the Gazit Group must respond by 5:30 PM on Wednesday;
               (vii) The Gazit Group may not purchase a portion of the First Offered EQY Shares if the remaining portion of First Offered EQY Shares available for sale by Liberty Group would not equal at least $50 million based on the Market Price as of the day before the Shares Sale Offer Notice was delivered (or if delivered after Market Close, as of the day of such delivery);
               (viii) Equity One and LIH shall in good faith request that the underwriters in such Qualified ROFO Offering permit the Gazit Group (should it not exercise the Gazit Share ROFO) to enter an order in connection with such Qualified ROFO Offering and to use their reasonable efforts to include the Gazit Group in the “book” being assembled by the underwriters;
               (ix) Notwithstanding the provisions of Section 3.4(e), any First Offered EQY Shares not sold (x) in a Qualified ROFO Offering launched within the ten (10) Business Day period following the expiration of the Qualified ROFO Offering Election Period or (y) at price equal to or greater than the QRO Minimum Price shall continue to be subject to the Gazit Share ROFO; provided, however, that if the First Offered EQY Shares are required to be resubmitted to the Gazit Share ROFO because the final price in the offering is below the QRO Minimum Price, LIH may provide a substitute Second Notice to Gazit Group setting forth the new ROFO Discount and Gazit Group shall have the period of time set forth in Section 3.4(f)(vi) in order to respond to such Second Notice; and
               (x) In the event that any provision of Section 3.4(a) through Section 3.4(e) conflicts with this Section 3.4(f), the provisions set forth in this Section 3.4(f) shall control.
     3.5 Limitations. The rights of first offer of Equity One pursuant to Section 3.1 will not apply to sales or offers to sell by a member of Liberty Group (i) to another member of Liberty Group or (ii) pursuant to a tender offer, exchange offer, merger or other similar transaction approved or not opposed by the Equity One Board and no DRS Sale Offer need be delivered or provided to Equity One in connection therewith. The Gazit ROFOs shall not apply to sales or offers to sell by a member of Liberty Group (i) to another member of Liberty Group, (ii) pursuant to a tender offer, exchange offer, merger or other similar transaction approved or not opposed by the Equity One Board or (iii) that in the aggregate do not exceed, on an annual basis, 2% of the shares of EQY Common Stock outstanding on a Fully Diluted Basis (the “Excluded Shares”) and no DRS Sale Offer or Shares Sale Offer Notice, as applicable, need be delivered or provided to the Gazit Group in connection therewith. For the avoidance of doubt, a redemption of EQY-CSC Class A Shares in accordance with the terms of the Operating Agreement shall not be considered a sale for purposes of, or otherwise subject to, this Article 3. In addition, this Article 3 shall not apply to the sale of EQY-CSC Class A Shares or shares of EQY Common Stock in connection with any

Change-in-Control Transaction or Privatization Transaction, each as defined in the Operating Agreement.
ARTICLE 4
RIGHT OF FIRST REFUSAL
     4.1 Grant. Subject to the terms and conditions of this Agreement, each member of Liberty Group hereby unconditionally and irrevocably grants to Equity One a right to purchase all or any portion of EQY-CSC Class A Shares that Equity One or the Gazit Group, as the case may be, did not elect to purchase pursuant to Section 3.2, that LIH may propose to transfer to a Competitor (“Proposed Competitor Transfer”), on the same terms and conditions (including price and form of consideration), as those offered to the prospective transferee (the “Right of First Refusal”).
     4.2 Notice. LIH must deliver a written notice to Equity One (“Transfer Notice”) not later than five (5) Business Days prior to the consummation of the Proposed Competitor Transfer. The Transfer Notice shall disclose in reasonable detail the amount of EQY-CSC Class A Shares proposed to be transferred to a Competitor (the “Transfer Shares”), the terms and conditions of the proposed sale, which shall include the proposed price (the “Transfer Share Price”), the identity of the prospective transferee (the “Proposed Competitor Transferee”) and any other material terms and conditions relating to the Proposed Competitor Transfer.
     4.3 Election. If Equity One desires to purchase all or any portion of the Transfer Shares, Equity One shall communicate in writing its election (the “Transfer Election”) to purchase the Transfer Shares, which communication shall state the number of Transfer Shares that Equity One desires to purchase and shall be given to LIH within fourteen (14) Business Days of the date of the Transfer Notice (the “Transfer Election Period”). Such communication shall, when taken in conjunction with the Transfer Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Transfer Shares on the terms and conditions contained in the Transfer Notice. Sales of the Transfer Shares to be sold to Equity One pursuant to this Article 4 shall be made at the offices of Equity One as soon as reasonably practicable after delivery of the Transfer Election but in any event within ten (10) Business Days after the end of the Transfer Election Period. Such sales shall be effected by LIH’s delivery to Equity One of a certificate or certificates or other instrument evidencing the Transfer Shares purchased by it, free and clear of all liens, claims and encumbrances, duly endorsed for transfer to Equity One, against payment in cash to LIH of the Transfer Share Price times the number of Transfer Shares purchased by Equity One.
     4.4 No Election. If Equity One does not purchase all of the Transfer Shares or Equity One does not timely deliver a Transfer Election during the Transfer Election Period in accordance with Section 4.3, the Transfer Shares not so purchased may be sold by LIH to the Proposed Competitor Transferee on substantially the same terms and conditions contained in the Transfer Notice provided, that the purchase price for the Transfer Shares equal at least ninety five percent (95%) of the Transfer Share Price. Any Transfer Shares not sold to the Proposed Competitor Transferee within 120 days of the date of the Transfer Notice shall continue to be subject to the requirements of the Equity One DRS ROFO and the Gazit DRS ROFO set forth in Article 3 and the Right of First Refusal set forth in this Article 4.

ARTICLE 5
TAG ALONG RIGHTS
     5.1 LIH Tag-Along Rights. In the event one or more members of the Gazit Group proposes to sell in a bona fide arm’s length transaction or series of transactions with a third party or third parties (other than pursuant to open-market transactions at then-currently available market prices, a tender offer or any other transaction in which all Equity One stockholders (including the Gazit Group) are offered the same type and amount of per share consideration) a number of shares of EQY Common Stock that would, upon consummation of such transaction, result in a “change of control” (such transaction, a “Gazit Sale”), such member or members of the Gazit Group shall first deliver a written offer, disclosing in reasonable detail the shares proposed to be sold in the proposed Gazit Sale (the “Subject Shares”), the terms and conditions, including price, of the proposed Gazit Sale, the identity of the prospective transferee (the “Proposed Gazit Transferee”) and any other material terms and conditions relating to the proposed Gazit Sale (the “Gazit Offer”) to LIH to permit Liberty Group to participate on a pro-rata basis (based upon the Gazit Group’s and Liberty Group’s respective aggregate relative Beneficial Ownership of Equity One vis-a-vis one another until such time as the Alony-Hetz Stockholders Agreement (as it may be amended or extended from time to time) is amended to permit Liberty Group and Alony-Hetz to participate on a pro-rata basis, at which time this Agreement will be automatically deemed to be modified such that (x) all references to “pro-rata basis” in this Article 5 will be based upon the Gazit Group’s, Liberty Group’s and Alony-Hetz’s respective aggregate relative Beneficial Ownership of Equity One vis-à-vis one another, assuming all are participating, and (y) where Liberty Group’s respective aggregate relative Beneficial Ownership of Equity One is less vis-à-vis Alony-Hetz, all references to Liberty Group’s “pro rata basis” in Article 5 shall be equal to Alony-Hetz’s “pro-rata basis,” assuming all are participating) in the proposed Gazit Sale, and on the same terms and conditions (the “LIH Tag Rights”). For the avoidance of doubt, where Liberty Group’s respective aggregate relative Beneficial Ownership of Equity One is less vis-à-vis Alony-Hetz, Liberty Group will be entitled to include in such Gazit Sale up to the maximum number of shares of EQY Common Stock that Alony-Hetz would be entitled to include in such sale assuming Alony-Hetz was participating at the maximum level. The Gazit Offer will be held open for not less than ten (10) Business Days (the “Offer Period”), during which LIH may accept, in whole or in part, by delivering written notice to Gazit Globe stating the number of shares of EQY Common Stock to be sold by Liberty Group. Such written notice from LIH shall, when taken in conjunction with the Gazit Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such shares of EQY Common Stock on the terms and conditions contained in the Gazit Offer. The failure of LIH to provide written notice of acceptance to Gazit Globe within the Offer Period will be deemed a rejection by LIH of the Gazit Offer. Prior to the earlier of (x) the end of the Offer Period or (y) the acceptance or rejection by LIH of the Gazit Offer, the Gazit Group shall not complete any sale of shares of EQY Common Stock to the Proposed Gazit Transferee. In the event LIH elects to participate in the Gazit Sale by delivering written notice to Gazit Globe during the Offer Period, then following expiration of the Offer Period and for a 120-day period thereafter, members of the Gazit Group may sell or otherwise transfer Subject Shares to the Proposed Gazit Transferee for consideration equal to at least ninety five percent (95%) of the purchase price contained in the Gazit Offer delivered to LIH and otherwise on terms and conditions not substantially more favorable to the Proposed Gazit Transferee (or substantially less favorable to Liberty Group) than those contained in the Gazit Offer; provided that, the Proposed Gazit Transferee shall simultaneously purchase the number of shares of EQY Common Stock as calculated above from Liberty Group on terms and conditions no more onerous than (and in all cases substantially similar to) those applicable to the sale of the Subject Shares to the Proposed Gazit Transferee by members of the Gazit Group; provided further, that the Gazit Group, on the one hand, and Liberty Group, on the other hand, shall each only be liable at a maximum for any indemnification or other liabilities to such Proposed Gazit Transferee in an amount equal to that proportion of total liabilities that equals the proportion of the total consideration received by members of Liberty Group relative to the total consideration received by members of the Gazit Group in such sales to the Proposed Gazit Transferee. In the event that LIH does not elect to exercise its LIH Tag Rights pursuant to this Section 5.1, then following expiration of the Offer Period and for a 120-day period thereafter, members of the Gazit Group may sell or otherwise transfer the Subject Shares to the Proposed Gazit Transferee for consideration not greater than one hundred and five percent (105%) of the purchase price contained in the Gazit Offer delivered to LIH and otherwise on terms and conditions not substantially more favorable to the selling members of Gazit Group than those contained in the Gazit Offer. Any Subject Shares not sold to the Proposed Gazit Transferee within 120 days of the termination of the Offer Period shall again be subject to the LIH Tag Rights pursuant to this Article 5.
     5.2 Limitations. The LIH Tag Rights shall not apply to any shares of EQY Common Stock pledged by any member of the Gazit Group as security for a bona fide loan from a Qualified Lender (any such currently or future pledged shares, the “Pledged Shares”) that are foreclosed upon or sold by the Qualified Lender.
     5.3 Defined Terms. For purposes of this Article V, (i) “change of control” shall mean a transaction that would result in a person or group of persons (as defined in Section 13d-3 under the Exchange Act) other than the Gazit Group becoming the Beneficial Owner of 30% or more of the outstanding shares of EQY Common Stock and (ii) “third party” will not include any entity in which the Gazit Group Beneficially Owns 30% or more of the outstanding stock (or interests) of such entity and is the largest stockholder (or holder of interests).
ARTICLE 6
CHARTER AMENDMENT
     6.1 Equity One Charter.
          (a) If not done earlier, Equity One shall include in the proxy statement filed by Equity One with the Commission in connection with the 2011 Annual Meeting a proposal seeking stockholder approval of the Amended EQY Charter. Nothing herein shall prohibit Equity One from seeking the approval of any other amendments to the EQY Charter at the same time it seeks approval of the foreign ownership provisions set forth in the Amended EQY Charter, provided that the foreign ownership provisions set forth in the Amended EQY Charter are included therein and that such other amendments, if any, do not have the effect of altering or adversely affecting the foreign ownership provisions set forth in the Amended EQY Charter. The Equityholders acknowledge and agree that Equity One may, but is under no obligation to, hold a special meeting to seek approval of the Amended EQY Charter.
          (b) Until the Foreign Limitation Cut-Off Date (as defined in the Amended EQY Charter), Equity One agrees not to propose or submit to a vote of stockholders any amendment to the Amended EQY Charter which would have the effect in any way of altering or adversely affecting the foreign ownership provisions set forth in the Amended EQY Charter.
     6.2 Gazit Group Obligation. Each member of the Gazit Group executing this Agreement agrees, and will cause Chaim Katzman and each of their respective controlled Affiliates (other than Affiliates that have executed this Agreement), at any meeting of the stockholders of Equity One, or with respect to any action by written consent of such stockholders, to cause all EQY Common Stock Beneficially Owned by the Gazit Group or over which it has the power to direct the vote, to be voted in favor of the proposal to adopt the Amended EQY Charter.
ARTICLE 7
TERMINATION OF RIGHTS; APPLICATION TO FUTURE PURCHASES; TREATMENT
OF CLASS A COMMON STOCK
     7.1 Termination of Rights. The LIH Tag Rights, the Gazit Voting Obligation, the Gazit ROFOs and the LIH Voting Obligation will automatically terminate on the earliest of: (i) the Termination Date; (ii) at such time as the Gazit Group, in the aggregate (together with other persons or a group of persons considered to be acting in concert with the Gazit Group), Beneficially Owns less than 20% of the outstanding shares of EQY Common Stock on a Fully Diluted Basis (it being understood that the LIH Tag Rights apply to the transaction in which the Gazit Group sells EQY Common Stock that brings the Gazit Group’s Beneficial Ownership of EQY Common Stock below such threshold), (iii) at such time as Liberty Group in the aggregate Beneficially Owns less than 3%, on a Fully Diluted Basis, of the outstanding shares of EQY Common Stock. For the avoidance of doubt, each threshold in subsection (ii) and (iii) is a “low water mark,” such that at such time as any threshold described in (ii) or (iii) is met, resulting in a termination of any of the various rights and obligations of the parties, the later acquisition of additional EQY Common Stock (whether through open market purchases or otherwise) will not reinstate such rights or obligations.
     7.2 Future Purchases. Subject to Sections 2.8 and 7.1 of this Agreement, if Liberty Group acquires Additional Shares, such Additional Shares will be subject to (or benefit from) the LIH Tag Rights, Gazit ROFOs, LIH Voting Obligation and Section 2.8. In addition, as provided in Section 2.8, Liberty Group may only acquire Additional Shares, directly or indirectly, through a U.S. controlled entity.
     7.3 Class A Common Stock. For the avoidance of doubt, Parent and LIH hereby agree and acknowledge that upon any transfer of the Class A Common Stock (even if transferred in accordance with this Agreement), the Class A Common Stock shall automatically convert as provided in the Articles Supplementary into shares of EQY Common Stock.
ARTICLE 8
MISCELLANEOUS
     8.1 Term. Except as otherwise provided in this Agreement, this Agreement shall terminate on the Termination Date; provided, however, that this Agreement will terminate upon the termination of the Contribution Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby.
     8.2 Request for Information; Covenants
          (a) Each of the Gazit Group and Liberty Group shall promptly provide to the other any information reasonably requested by the other party that is required in order for the applicable requesting party to fulfill its reporting obligations under applicable securities laws, including without limitation information regarding the amount of EQY Common Stock Beneficially Owned by each member of Liberty Group or the Gazit Group, as the case may be, and over which each member of Liberty Group or the Gazit Group, as the case may be, has the power to vote.
          (b) Each of Gazit Globe, MGN, 1995, America, Silver Maple and Ficus hereby agrees, jointly and severally, to cause Chaim Katzman and each of their respective controlled Affiliates to comply with any and all obligations of the Gazit Group under this Agreement and shall be responsible for any breach by Chaim Katzman or such respective controlled Affiliates of the terms of this Agreement. The members of the Gazit Group, with the exception of Gazit Globe, that are party hereto are the direct holders of all shares of EQY Common Stock Beneficially Owned by the Gazit Group.
          (c) The members of Liberty Group that are party hereto will be the direct holders of all shares of EQY Common Stock Beneficially Owned by Liberty Group as of the Closing and Liberty Group does not Beneficially Own, and will not Beneficially Own prior to the Closing, any EQY Common Stock.
     8.3 Restrictive Legends. In order to enforce the restrictions on transfer set forth in Articles 3 and 4 of this Agreement, Equity One shall have the right to place restrictive legends on the certificates representing the EQY Shares and to impose stop transfer instructions with respect to such securities. In the event that any of the EQY Shares cease to be subject to the restrictions on transfer set forth in Articles 3 and 4 of this Agreement, Equity One shall, upon the written request of Liberty Group, issue new certificates or other instruments representing such shares, which shall not contain such legends and shall cause its transfer agent to make any necessary notations in the share register book of Equity One to reflect the removal of such legends; provided Liberty Group surrenders to Equity One the previously issued certificates or other instruments, if any.
     8.4 Assignment of Rights.
          (a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior consent of the other parties, provided, however, that (i) the Gazit Group or any member thereof may assign this Agreement in connection with the pledge of any Pledged Shares to a Qualified Lender (or affiliated group of Qualified Lenders) that acquires or pledges Pledged Shares that represent (as of the date of such assignment) 20% or more of the outstanding shares of EQY Common Stock (a “Control Block”), and (ii) upon any subsequent sale of the Pledged Shares following a foreclosure, the rights of the Gazit Group, or any member thereof, under this Agreement may be assigned to any entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) that acquires a Control Block; provided further, that LIH may assign its rights or obligations hereunder to any other member of Liberty Group, except that the Equity Board representation right set forth in

Article 2 may only be assigned to Parent or another wholly owned subsidiary of Parent, and such board representation right will immediately terminate in the event any such assignee is no longer a wholly owned subsidiary of Parent.
          (b) Any successor or permitted assignee of any Equityholder, shall deliver to Equity One as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.
          (c) Except in connection with an assignment by Equity One by operation of law or otherwise to an acquirer of Equity One, (and subject to the terms of the Operating Agreement) the rights and obligations of Equity One hereunder may not be assigned under any circumstances.
          (d) Promptly following the receipt by any member of the Gazit Group of a notice from any Qualified Lender exercising its right to foreclose under any loan pursuant to which the Gazit Group has pledged Pledged Shares to such Qualified Lender pursuant to Section 8.4(a) above (a “Foreclosure Notice”), Gazit Globe agrees to provide a copy of the Foreclosure Notice to LIH and Equity One; provided, however, that neither LIH nor Equity One shall share any information contained in or related to the Foreclosure Notice with any Person other than the other members of Liberty Group, Equity One and their respective agents and representatives, who shall also keep such information confidential.
     8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
     8.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or portable document format (pdf) and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     8.7 Titles and Subtitles. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular where appropriate, and words of any gender shall include the other gender when appropriate. The headings of the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.
     8.8 Representatives. Any decisions, consents, agreements, notices or communications required in connection with this Agreement by any member of the Gazit Group shall be made, written or delivered by its representative, Gazit Globe and Equity One and Liberty Group shall be entitled to rely on the decisions, consents, agreements, notices or communications from Gazit Globe without further action from any other member of the Gazit Group.

     8.9 Notices. Any notice or communication required under or otherwise delivered in connection with this Agreement to any of the parties hereto shall be written and shall be delivered to such party at the following address:
If to Parent or LIH:
Capital Shopping Centres Group plc
40 Broadway
London SW1H OBT
United Kingdom
Attn: Company Secretary
Fax: (44) 207 7887 0001
     with a copy to (which shall not constitute notice to Liberty Group):
Skadden, Arps, Slate, Meagher & Flom, LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attn: Rodd M. Schreiber, Esq.
Fax: (312) 407-0411
     If to any member or Affiliate of the Gazit Group:
Gazit-Globe Ltd.
1 Hashalom Road
Tel Aviv
Israel
Attn: Eran Ballan, Vice President and General Counsel
Fax: (972) 3-696-1910
     with a copy to (which shall not constitute notice to any member or Affiliate of the Gazit Group):
Paul, Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, New York 10022
Attn: Mark Schonberger, Esq.
Fax: (212) 230-7747
     If to Equity One:
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
Attn: General Counsel
Fax: (305) 947-1734

     with a copy to (which shall not constitute notice to Equity One):
Goodwin Procter LLP
Exchange Place, 53 State St.
Boston, MA 02109
Attn: Gilbert G. Menna, Esq.
Attn: Suzanne Lecaroz, Esq. Fax:
(617) 523-1231
Each notice shall be in writing and shall be sent to the party to receive it, postage prepaid by certified mail, return receipt requested, or by a nationally recognized overnight courier service that provides tracking and proof of receipt. Inclusion of fax numbers is for convenience only, and notice by fax shall neither be sufficient nor required. Notices shall be deemed delivered upon receipt.
     8.10 Entire Agreement; No Amendment. This Agreement, when taken with the other Transaction Documents, represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement, which alone fully expresses all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought. It is agreed that no obligation under this Agreement which by its terms is to be performed or continue to be performed after Closing and no provision of this Agreement which is expressly to survive Closing shall merge upon Closing, but shall survive Closing.
     8.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such severance and construction would materially alter the parties’ intent with respect to the transactions contemplated by this Agreement.
     8.12 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
     8.13 Jurisdiction; Service of Process. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New

York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.13 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.9. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     8.14 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.14.
     8.15 Specific Performance. The parties hereto recognize that the various rights rendered under this Agreement are unique and that monetary damages would not provide adequate compensation if the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and, accordingly, the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce the rights under this Agreement by actions for injunctive relief and specific performance. The parties agree not to raise any objections or defenses to the availability of equitable remedies (including that a remedy at law would be adequate) to prevent or restrain breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Equityholders Agreement as of the date first written above.

EQUITY ONE, INC.
By:	/s/ Jeffery S. Olson
	Name:	Jeffery S. Olson
	Title:	CEO

CAPITAL SHOPPING CENTRES GROUP PLC
By:
Name:
Title:

LIBERTY INTERNATIONAL HOLDINGS LIMITED
By:
Name:
Title:

GAZIT-GLOBE, LTD.
By:	/s/ Roni Soffer
	Name:	Roni Soffer
	Title:	President

By:	/s/ Varda Zuntz
	Name:	Varda Zuntz
	Title:	Corporate Secretary

Signature Pages to Equityholders Agreement

     IN WITNESS WHEREOF, the parties have executed this Equityholders Agreement as of the date first written above.

EQUITY ONE, INC.
By:
Name:
Title:

CAPITAL SHOPPING CENTRES GROUP PLC
By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

LIBERTY INTERNATIONAL HOLDINGS LIMITED
By:	/s/ David Fischel
	Name:	David Fischel
	Title:	Director

GAZIT-GLOBE, LTD.
By:
	Name:	Chaim Katzman
	Title:	Chairman

By:
	Name:	Varda Zuntz
	Title:	Corporate Secretary

MGN (USA) INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

GAZIT (1995), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

MGN AMERICA, LLC
By:	/s/ Chaim Katzman
	Name:	Chaim Katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

SILVER MAPLE (2001), INC.
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

Signature Pages to Equityholders Agreement

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

FICUS, INC.
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

Signature Pages to Equityholders Agreement

Exhibit A
Amended EQY Charter

EXHIBIT A
EQUITY ONE, INC.
ARTICLES OF AMENDMENT
Equity One, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that the charter of the Corporation (the “Charter”) is hereby amended in the manner set forth below.
FIRST: The Charter is hereby amended by adding the following definitions to Section 7.1, in each case in the appropriate alphabetical order:
     Effective Date. The term “Effective Date” shall mean the date upon which the Articles of Amendment containing this definition were originally filed with the SDAT.
     Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     Foreign Limitation Cut-off Date. The term “Foreign Limitation Cut-off Date” shall mean the earliest of (i) the earliest date on which the disposition (whether upon redemption, transfer or otherwise) by Liberty International Holdings Limited of its interest in EQY-CSC LLC is not subject to U.S. federal income tax under the provisions of the Foreign Investment Real Property Tax Act of 1980, as amended, and (ii) the day on which Liberty International Holdings Limited owns fewer than [____]1 Class A Shares of EQY-CSC LLC.
     Gazit Stockholder. The term “Gazit Stockholder” shall mean any of the following: Chaim Katzman, Gazit-Globe Ltd., MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple, Inc., and Ficus, Inc. and any of their respective affiliates.
     Non-U.S. Person. The term “Non-U.S. Person” shall mean a Person other than a U.S. Person.
     U.S. Person. The term “U.S. Person” shall mean (i) a citizen or resident of the United States, (ii) a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (iii) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (iv) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).
SECOND: The Charter is hereby amended by deleting Section 7.2 in its entirety and inserting the following in lieu thereof:

[1]	Insert number which is equal to 10% of the Class A Shares held by LIH as of the Closing

     Section 7.2 CAPITAL STOCK.
          Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date (except as otherwise provided in Section 7.2.1(a)(iii), which shall commence on the Effective Date) and prior to the Restriction Termination Date:
               (a) Basic Restrictions.
                    (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
                    (ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
                    (iii) During the period commencing on the Effective Date and ending on the Foreign Limitation Cut-off Date, a Non-U.S. Person shall not acquire Beneficial or Constructive Ownership of any shares of Capital Stock if, immediately following such acquisition of Beneficial or Constructive Ownership, the fair market value of the shares of Capital Stock owned, directly and indirectly, by all Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise 29% (the “Foreign Ownership Percentage”) or more of the fair market value of the issued and outstanding shares of Capital Stock; provided, that, for purposes of the foregoing, any shares held directly or indirectly by an entity classified as a domestic corporation (other than a REIT) for U.S. federal income tax purposes shall be treated as held by a U.S. Person; provided, further, that the foregoing restriction shall not limit (x) any pledge of shares of Capital Stock by any Gazit Stockholder to a commercial bank or other commercial lending institution (including pension funds and insurance companies that act as lenders) that is not affiliated with or related to any Gazit Stockholder (a “Qualified Lender”) in connection with a bona fide loan to any Gazit Stockholder, (y) any transfer of actual, Beneficial or Constructive Ownership of pledged shares described in (x) to a Qualified Lender or any transferee in connection with a foreclosure, seizure or other similar proceeding by the Qualified Lender against any of such pledged shares, or (z) the ownership of any shares of Capital Stock by Liberty International Holdings Limited or any of its affiliates acquired (A) pursuant to the Subscription Agreement, dated as of [_______], 2010, by and between Liberty International Holdings Limited and the Corporation and (B) pursuant to that certain Operating Agreement, dated as of [ ], 2010, of EQY-CSC LLC. In the event that Liberty International Holdings Limited Transfers (other than to any affiliate of Liberty International Holdings Limited) any

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shares of Capital Stock described in clause (z) of the preceding sentence, the Foreign Ownership Percentage shall be increased by the percentage determined by dividing the number of such shares of Capital Stock so transferred by Liberty International Holdings Limited by the total number of shares of Capital Stock of the Corporation outstanding immediately before such transfer or other disposition.
                    (iv) Subject to Section 7.4 of the Charter, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
               (b) Transfer in Trust. Subject to Section 7.4 of the Charter, if any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iii),
                    (i) then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
                    (ii) if the transfer to the Trust described in clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
                    Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

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          Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT or whether such Transfer would result in a violation of Section 7.2.1(a)(iii).
          Section 7.2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
               (a) every Person who Beneficially Owns more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such Person shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit or ensure that the Foreign Ownership Percentage is not exceeded; and
               (b) each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT or as a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
          Section 7.2.5 Remedies not Limited. Subject to Sections 5.6 and 7.4 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT or ensuring that the Foreign Ownership Percentage is not exceeded.
          Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

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          Section 7.2.7 Exceptions.
               (a) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
                    (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);
                    (ii) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(iii), if applicable;
                    (iii) such Person does not and represents that it will not own, actually or Constructively, an interest in a Tenant of the Corporation (or a Tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a Tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such Tenant would not adversely affect the Corporation’s ability to qualify as a REIT need not be treated as a Tenant of the Corporation); and
                    (iv) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.
               (b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
               (c) Subject to Sections 7.2.1(a)(ii) and 7.2.1(a)(iii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both

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such limits, but only to the extent necessary to facilitate such public offering or private placement.
                     (d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.
                    Section 7.2.8 Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (but not the Foreign Ownership Percentage).
                    Section 7.2.9 Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”), and to ensure that one of its subsidiaries may qualify as a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.9% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.9% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) subject to certain exceptions set forth in the Corporation’s Charter, no Non-U.S. Person may acquire Beneficial or Constructive Ownership of any shares of Capital Stock after the Effective Date if, immediately following such acquisition, the fair market value of all shares of Capital Stock owned directly and indirectly by Non-U.S. Persons would comprise more than 29% of the fair market value of the issued and outstanding shares of Capital Stock; and (v) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the

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above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.
     Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
THIRD: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.
FOURTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this ___ day of _______, 20_.

ATTEST:	EQUITY ONE, INC.
By:
Arthur L. Gallagher, Secretary		Jeffrey S. Olson, Chief Executive Officer

7

Exhibit B
Form of Resignation Letter

EXHIBIT B
Letter of Resignation
Dated: [_ _]
Board of Directors of Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
Board of Directors of Equity One, Inc.:
     Reference is made to that certain Equityholders Agreement, dated May 23, 2010, among Equity One, Inc., a Maryland corporation (“Equity One”), Gazit-Globe Ltd., an Israeli corporation, and the other parties named therein (the “Equityholders Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Equityholders Agreement.
     Effective immediately upon the date that (i) Liberty Group no longer satisfies the ownership requirements set forth in Section 2.2 of the Equityholders Agreement (subject to Liberty Group’s ability to cure a failure in the manner provided in Section 2.2 therein), (ii) LIH’s board representation rights are canceled pursuant to Section 2.10 or Section 8.4 of the Equityholders Agreement, or (iii) the undersigned fails to qualify as a Parent Section 16 Person, the undersigned hereby resigns as a member of Equity One’s Board of Directors and as a member of any and all committees of Equity One’s Board of Directors.
     The resignation set forth in this letter is made as a condition to the undersigned’s nomination to the Equity One Board of Directors, and, in accordance with Section 2-406(c)(2) of the Maryland General Corporation Law, shall be irrevocable upon the undersigned’s election to the Equity One Board of Directors.

Sincerely, [LIH Nominee]
By:
Name:

Exhibit C
Irrevocable Proxy

Execution Copy
LIBERTY INTERNATIONAL HOLDINGS LIMITED
MGN (USA) INC.
GAZIT (1995), INC.
MGN AMERICA, LLC
SILVER MAPLE (2001), INC.
FICUS, INC.
IRREVOCABLE PROXY
May [ ], 2010
1.	General: This proxy (“Irrevocable Proxy”), is being entered into and delivered in connection with, and as required by, the Equityholders Agreement, dated as of May 23, 2010, among Equity One, Inc., a Maryland corporation (the “Company”), certain members of Liberty Group and certain members of the Gazit Group (as the same may be amended from time to time, the “Equityholders Agreement”). All capitalized terms not otherwise defined in this Irrevocable Proxy shall have the meanings ascribed to them in the Equityholders Agreement.

2.	Grant:

(a)Liberty Group: Liberty International Holdings Limited, a private company limited by shares organized under the laws of England and Wales (“LIH”), solely in its capacity as a stockholder of the Company, hereby irrevocably (to the full extent provided by law) constitutes and appoints the Company (in such capacity, the “Proxy Holder”), or any of its nominees, as agent and irrevocable proxy with full power of substitution and re-substitution, for, and in the name of LIH, to vote and act (by written consent or otherwise), with respect to any and all shares of (x) EQY Common Stock, (y) Class A Common Stock and (z) Additional Shares, in each case Beneficially Owned by any member of Liberty Group or over which it has the power to direct the vote ((x), (y) and (z), collectively, the “LIH Interests”), to be voted in accordance with the LIH Voting Obligation pursuant to Section 2.6 of the Equityholders Agreement until such time as this Irrevocable Proxy terminates in accordance with its terms, at any and all meetings of the stockholders of the Company, whether annual or special, and at any adjournment or adjournments or postponements of any such meetings, and in any action by written or electronic consent of the stockholders of the Company, at which an election of directors is held; provided, however, the Proxy Holder shall only be authorized to exercise this Irrevocable Proxy three (3) Business Days after the Proxy Holder provides written notice to Gazit Globe and LIH of the failure of LIH or its duly authorized proxy to vote in accordance with the LIH Voting Obligation pursuant to Section 2.6 of the Equityholders Agreement. LIH is signing this Irrevocable Proxy solely in its capacity as a stockholder of the Company and nothing contained herein shall restrict, limit or affect any actions taken or to be taken by the LIH Director in his or her capacity as director of the Company.

(b)Gazit Group: Each of MGN (USA) Inc., a Nevada corporation (“MGN”), Gazit (1995), Inc., a Nevada corporation (“1995”), MGN America, LLC, a Delaware limited liability company (“America”), Silver Maple (2001), Inc., a Nevada corporation (“Silver Maple”) and Ficus, Inc., a Delaware corporation (“Ficus”, and together with MGN, 1995, America and Silver Maple, the “Gazit Equity Holders”, and together with LIH, the “Equity Holders” and each an “Equity Holder”), solely in its capacity as a stockholder of the Company, hereby irrevocably constitutes and appoints the Proxy Holder, or any of its nominees, as agent and irrevocable proxy with full power of substitution and re-substitution, for, and in the name of MGN, 1995, America, Silver Maple and Ficus, respectively, to vote and act (by written consent or otherwise), with respect to any and all shares of EQY Common Stock Beneficially Owned by the Gazit Group or over which it has the power to direct the vote (collectively, the “Gazit Interests”, and together with the LIH Interests, the “Interests”), to be voted in accordance with (i) the Gazit Voting Obligation pursuant to Section 2.7 of the Equityholders Agreement and (ii) in favor of any proposal to adopt the Amended EQY Charter, until such time as this Irrevocable Proxy terminates in accordance with its terms, at any and all meetings of the stockholders of the Company, whether annual or special, and at any adjournment or adjournments or postponements of any such meetings, and in any action by written or electronic consent of the stockholders of the Company, at which an election of directors is held or a proposal to adopt the Amended EQY Charter is presented; provided, however, the Proxy Holder shall only be authorized to exercise this Irrevocable Proxy three (3) Business Days after the Proxy Holder provides written notice to Gazit Globe and LIH of the failure of the Gazit Group or its duly authorized proxy to vote in accordance with the Gazit Voting Obligation pursuant to Section 2.7 of the Equityholders Agreement or with Gazit Group’s obligations under Section 6.2 of the Equityholders Agreement (the “Notice”); provided further, the Proxy Holder shall not exercise this Irrevocable Proxy with respect to Gazit Group’s voting obligations under Section 6.2 of the Equityholders Agreement, if Liberty Group is in material default of the Contribution Agreement, in which case, the Notice shall also state the existence of such default.

3.	Term: Each Equity Holder hereby revokes all prior proxies entered into by such Equity Holder for any meetings described in Section 2 hereof with respect to the limited subject matter hereof, affirms that this Irrevocable Proxy is given in connection with, and in consideration of the Company and each Equity Holder entering into, the Equityholders Agreement and that this Irrevocable Proxy is coupled with an interest and is valid and irrevocable (to the full extent provided by applicable law), and ratifies and confirms all that the Proxy Holder may lawfully do or cause to be done by virtue hereof. This Irrevocable Proxy is granted in accordance with the laws of the State of Maryland, and shall remain in full force and effect until earlier of the following dates, whereupon it will automatically terminate: (i) the date the Gazit Voting Obligation and the LIH Voting Obligation terminate in accordance with Section 7.1 of the Equityholders Agreement and (ii) the Termination Date.

4.	Sole Grant: This Irrevocable Proxy is granted herein to secure the performance of certain of the duties of each of the Equity Holders under the Equityholders Agreement and does not relieve any of the Equity Holders of their respective obligations under the Equityholders Agreement. So long as this Irrevocable Proxy remains in effect, each

Equity Holder hereby covenants and agrees with the Proxy Holder that, except in accordance with the terms of this Irrevocable Proxy, each Equity Holder will not, without the prior written consent of the Proxy Holder and the other Equity Holders, directly or indirectly, grant any proxies or execute any voting trust or other agreement or arrangements with respect to the voting of any of its respective Interest, except to the extent that such proxies or powers do not extend to voting on matters that are covered by the LIH Voting Obligation or Gazit Voting Obligation, as applicable, or such proxy is in accordance with the LIH Voting Obligation or the Gazit Voting Obligation, as applicable.

5.	Severability: In the event that any provision of this Irrevocable Proxy becomes or is declared by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, this Irrevocable Proxy shall continue in full force and effect without said provision to the extent the intent of the Proxy Holder and each Equity Holder is effected. In such event, any Equity Holder shall, upon request by the Proxy Holder and the other Equity Holders, enter into such legal, valid and enforceable substitute provision as most nearly effects the intent of such parties in entering into this Irrevocable Proxy.

6.	Assignment; Amendment: The obligations of each Equity Holder under this Irrevocable Proxy shall be binding upon each Equity Holder’s permitted successors and assigns (as permitted in the Equityholders Agreement). This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxy Holder and the Equity Holders.

7.	Limitation of Liability and Indemnification:

(a) In consideration of the Proxy Holder serving as the proxy holder and other good and valuable consideration (including the Equityholders Agreement), the Equity Holders agree that the Proxy Holder shall not be liable, responsible, or accountable, in damages or otherwise, to any Equity Holder or to any member of the Gazit Group or the Liberty Group for any act performed by the Proxy Holder within the scope of the authority conferred on the Proxy Holder by this Irrevocable Proxy, except for fraud, gross negligence, willful misconduct or an intentional breach of this Irrevocable Proxy.

(b) LIH hereby agrees to indemnify the Proxy Holder for any claims, proceedings, costs, expenses or damages incurred by Proxy Holder or one of its officers in connection with the Proxy Holder taking any action within the scope of the authority conferred on the Proxy Holder by LIH under this Irrevocable Proxy with respect to the LIH Interests, except for fraud, gross negligence or willful misconduct of the Proxy Holder or an intentional breach of this Irrevocable Proxy by the Proxy Holder.

(c) The Gazit Equity Holders hereby agree to indemnify the Proxy Holder for any claims, proceedings, costs, expenses or damages incurred by Proxy Holder or one of its officers in connection with the Proxy Holder taking any action within the scope of the authority conferred on the Proxy Holder by the Gazit Equity Holders under this Irrevocable Proxy with respect to the Gazit Interests, except for fraud, gross negligence or willful misconduct of the Proxy Holder or an intentional breach of this Irrevocable Proxy by the Proxy Holder.

8.	Miscellaneous

(a) Jurisdiction; Service of Process: This Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of law provisions thereof. Each Equity Holder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Irrevocable Proxy, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Equity Holder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Equity Holder irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Irrevocable Proxy in any New York State or Federal court. Each Equity Holder hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Equity Holder irrevocably consents to service of process in the manner provided for notices in the Equityholders Agreement.

(b) Counterparts; Facsimile. This Irrevocable Proxy may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. This Irrevocable Proxy may also be executed and delivered by facsimile or portable document format (pdf) and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Notices. Any notice or communication required under otherwise delivered in connection with this Irrevocable Proxy to any of the parties hereto shall be written and shall be delivered to such party in the manner and to the addresses provided for notices in the Equityholders Agreement.

(d) No Partnership, Agency, or Joint Venture. This Irrevocable Proxy is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

     IN WITNESS WHEREOF, each Equity Holder has executed and granted this Irrevocable Proxy as of the date first set forth above.
     SEAL:

LIBERTY INTERNATIONAL HOLDINGS LIMITED
By:
Name:
Title:

Signature Page to Irrevocable Proxy

     SEAL:

MGN (USA) INC.
By:	/s/ Chaim Katzman
	Name:	Chaim katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

     SEAL:

` GAZIT(1995), INC.
By:	/s/ Chaim Katzman
	Name:	Chaim katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

Signature Page to Irrevocable Proxy

     SEAL:

MGN AMERICA,LLC
By:	/s/ Chaim Katzman
	Name:	Chaim katzman
	Title:	President

By:	/s/ Sean Kanov
	Name:	Sean Kanov
	Title:	Controller

     SEAL:

SILVER MAPLE (2001), INC.
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

Signature Page to Irrevocable Proxy

     SEAL:

FICUS, INC
By:	/s/ Gail Mifsud
	Name:	Gail Mifsud
	Title:	Chief Executive Officer

By:	/s/ Nir Chanoch
	Name:	Nir Chanoch
	Title:	Chief Operating Officer

Signature Page to Irrevocable Proxy

ACCEPTED AND AGREED: EQUITY ONE, INC., not in its individual capacity but solely as Proxy Holder
By:	/s/ Arthur L. Gallagher
Name: Arthur L. Gallagher
Title: EVP, General Council and Corporate Secretary

Signature Page to Irrevocable Proxy

EXHIBIT D
Liberty International Holdings Limited
40 Broadway
London SW1H OBT
United Kingdom
The Board of Directors
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, FL 33179

Re:	Ownership Limit Waiver
Ladies and Gentlemen:
Reference is hereby made to the provisions of Sections 7.2.1(a)(i)(1) and 7.2.1(a)(i)(2) of the Articles of Amendment and Restatement, dated as of April 22, 2002, of Equity One, Inc. (the “Company”), as amended to date (the “Charter”), which generally prohibit any Person from Beneficially Owning or Constructively Owning either (i) shares of Capital Stock in excess of 9.9% in value of the outstanding shares of Capital Stock of the Company or (ii) shares of Common Stock in excess of 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of Common Stock of the Company (collectively, the “Ownership Limit”). Capitalized terms used but not defined herein shall have the meanings set forth in the Charter.
We understand that Liberty International Holdings Limited (“LIH” and, together with Capital Shopping Centres Group plc and any direct or indirect subsidiary in which it owns an interest that represents more than 50% of the total voting power or value of such subsidiary, the “Liberty Group” and each, a “Liberty Group Party”) (i) will Beneficially Own [______] shares of Common Stock as of, and in connection with, consummation of the transactions contemplated by the Subscription Agreement, dated as of the date hereof, by and between the Company and LIH, and (ii) may acquire additional shares of Common Stock upon the redemption of its Class A Shares in EQY-CSC LLC pursuant to the terms of the Operating Agreement of EQY-CSC LLC, dated the date hereof, which, collectively, represent approximately [__]% of the outstanding Common Stock as of the date hereof (shares of Common Stock Beneficially Owned by the Liberty Group pursuant to clauses (i) and (ii) collectively constitute the “Aggregate Shares”).
Subject to the terms and conditions of this letter agreement, the Liberty Group hereby request that the Board irrevocably take the following actions pursuant to Section 7.2.7(a) of the Charter and confirm the same by causing the Company to countersign this letter agreement below:

The Board of Directors
Equity One, Inc.
[Date]

waive the application of the Ownership Limit and exempt Liberty Group from the Ownership Limit to the extent necessary to allow the Liberty Group to collectively Constructively Own and/or Beneficially Own at any time up to, but not in excess of, shares of Common Stock equal to (i) 19.9% in value of the total number of issued and outstanding shares of Common Stock, (ii) 19.9% of the total number of issued and outstanding shares of Common Stock or (iii) 19.9% in value of the aggregate outstanding shares of Capital Stock, whichever is the most restrictive (the “Liberty Ownership Limit”), which Liberty Ownership Limit shall be deemed to be the Liberty Group’s Excepted Holder Limit for purposes of the Charter; provided, that such percentage shall automatically be reduced to the percentage of outstanding shares of Common Stock that the Liberty Group is permitted to Beneficially Own pursuant to Section 2.8 of that certain Equityholders Agreement, dated as of May 23, 2010, which Liberty Ownership Limit shall be deemed to be the Liberty Group’s Exempted Holder Limit for purposes of the Charter (it being understood that in no event shall the Liberty Ownership Limit be reduced below 9.9%).
For the avoidance of doubt, the Company further agrees that the Ownership Limit is waived with respect to, and the Liberty Group is exempted from the Ownership Limit for, any prior, current and future acquisition (a “Permitted Acquisition”) by the Liberty Group of Beneficial Ownership and/or Constructive Ownership of any shares of Common Stock, which, when added to the shares of Common Stock Beneficially Owned and/or Constructively Owned by the Liberty Group immediately prior to such acquisition, does not exceed the Liberty Ownership Limit and that Liberty Group and each Liberty Group Party, subject to the conditions herein, shall be considered an Excepted Holder for purposes of the Charter.
Notwithstanding the foregoing:
(a)	the Liberty Ownership Limit is not waived to the extent that any Person, as a result of such Person’s Beneficial or Constructive Ownership of an interest in a Liberty Group Party, Beneficially or Constructively Owns shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning actually or Constructively an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

The Board of Directors
Equity One, Inc.
[Date]

(b)	the Liberty Ownership Limit is not waived to the extent that the waiver provided hereby, at any time, would result in the Company failing to qualify as a real estate investment trust for federal income tax purposes.
Each Liberty Group Party hereby jointly and severally makes the following representations and warranties and covenants with the intention that the Board rely on them in granting the waiver:
1.	No individual within the meaning of Section 542(a)(2) of the Code, as a result of such individual’s Beneficial Ownership of an interest in a Liberty Group Party, Beneficially Owns or will Beneficially Own shares of Common Stock with an aggregate value in excess of 5.0% of the value of all outstanding shares of stock of the Company after the application of the rules of Sections 542 and 544 of the Code as modified by Section 856(h) of the Code. Notwithstanding any other provision of this Waiver, except the ultimate sentence of this provision, if LIH is required to dispose of any shares of Common Stock as a result of an event or circumstance that makes this representation inaccurate, LIH shall have 90 trading days to dispose of such shares in an orderly fashion. A “trading day” means any day that the national securities exchange or other securities exchange or quotation system on which the Common Stock is then primarily listed or quoted for trading is open for trading on a regular way basis but does not include any day that Liberty Group is not permitted to sell shares of Common Stock due to the application of securities laws or Equity One’s insider trading policies. If as a result of an event or circumstance that makes this representation inaccurate and such event or circumstance would cause the Company to fail to qualify as a real estate investment trust for federal income tax purposes, a portion of the Aggregate Shares shall be automatically transferred to a trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter and LIH shall not be entitled to the benefit of the procedures of the second sentence of this provision.

2.	No Liberty Group Party owns, actually or Constructively, or will own an interest in a Tenant of the Company (or a Tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant (for this purpose, a Tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Company, rent from such Tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a Tenant of the Company).

The Board of Directors
Equity One, Inc.
[Date]

The Liberty Group Parties jointly and severally agrees that (a) they will promptly notify the Company if any of the above representations and warranties is no longer true or accurate; (b) as of the date hereof, no Liberty Group Party has commenced a tender offer for the Common Stock or a proxy solicitation with respect to the Company; and (c) any violation or attempted violation of their representations or undertakings (or other action which is contrary to the restrictions contained in Section 7.2.1 through 7.2.6) herein will result in a portion of the Aggregate Shares being automatically transferred to a trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter.
This letter agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute the same agreement. The Waivers contained in this letter agreement shall be irrevocable, except as expressly provided herein. Except for an assignment or transfer between any Liberty Group Parties, neither this letter agreement nor the Waivers contained herein may be assigned or transferred, including by operation of law in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Waivers, by any party hereto or any of their respective affiliates without the prior written consent of the Company.
The Company hereby represents and warrants to the Liberty Group that this letter agreement and the waiver has been duly authorized and approved by the Board, and constitutes a binding obligation of the Company, enforceable against the Company and the Board in accordance with the terms hereof. Subject to the restrictions on assignment or transfer set forth elsewhere in this letter agreement, this letter agreement and the waiver will be binding upon, and inure to the benefit of, the Company, the Liberty Group and their respective permitted successors and assigns.
[Signature Pages Follow]

The Board of Directors
Equity One, Inc.
[Date]

Kindly acknowledge the agreement of the Company and the approval of the Board to the provisions of this letter agreement and to the foregoing waiver by signing this letter agreement where indicated below and returning a PDF version or facsimile copy in the manner indicated in the email transmission by which we are submitting this letter agreement.
Liberty International Holdings Limited

By:
Name:
Title:

Capital Shopping Centres Group plc

By:
Name:
Title:

The Board of Directors
Equity One, Inc.
[Date]

ACKNOWLEDGED, AGREED AND WAIVED:
EQUITY ONE, INC.

By:
Name:
Title: